Exhibit 99.1

Monolithic System Technology, Inc. Announces Fourth Quarter and Fiscal Year 2004
                                    Results

     SUNNYVALE, Calif.--(BUSINESS WIRE)--February 9, 2005--Monolithic System Technology, Inc. (MoSys), (Nasdaq:MOSY) today reported financial results for its fourth quarter and fiscal year ended Dec. 31, 2004.

     Highlights

     -- Signed license agreement for 1T-SRAM with K-Micro (Kawasaki Microelectronics)

     -- Expanded sales presence in Israel, Taiwan and China through the appointment of independent sales representatives.

     -- Strengthened board of directors and management team with four new independent board appointees and a new Vice President of Sales and Marketing

     Fourth Quarter Results

     Total net revenue in the fourth quarter was $1.2 million compared to $3.4 million of net revenue for the same period a year ago. Total net revenue for the quarter consisted of $118,000 from licensing, $1.1 million in royalties and approximately $33,000 in product revenue. This compares to licensing revenue of $1.9 million, royalty revenue of $1.1 million and product revenue of $334,000 in the fourth quarter of 2003.
     Operating expenses for the quarter included a restructuring charge of $585,000 for the closure of the Company's Canadian research and development facility.
     The net loss for the quarter was $2.4 million, or ($0.08) per share, compared to net loss of $415,000, or ($0.01) per share in the same period last year. The fourth quarter 2004 loss per share was computed using 30,296,000 shares.

     Fiscal 2004 Results

     For fiscal year 2004, net revenue was $10.8 million compared to the $19.2 million reported in fiscal 2003. Net loss in 2004 was $1.9 million, compared to net income of $2.5 million reported in 2003. The loss per share in the year was ($0.06) compared to earnings of $0.08 per share in the prior year. The loss per share was computed using 30,750,000 shares.
     "Although 2004 was a year of unique and disruptive challenges for MoSys, we have made significant progress with our restructuring initiatives aimed at rebuilding MoSys," commented Mark Voll, Interim CEO and Chief Financial Officer of MoSys. "In the wake of the aborted acquisition by Synopsys, we have successfully enhanced our sales and marketing team, secured sales partnerships that will provide MoSys with an expanded international presence and attracted additional highly qualified members to our board of directors and management team."
     Mr. Voll commented further, "Our confidence in our proprietary 1T-SRAM technologies remains strong with new projects from customers escalating. We believe the embedded memory content in SOCs will continue to grow, thus increasing the size of our addressable market. There is a spirit of excitement and enthusiasm in the company as we enter 2005."

     Sarbanes-Oxley Update

     In connection with the company's 2004 year-end financial statement audit, the Company has been testing and evaluating its internal controls over financial reporting to assess their effectiveness as required under Section 404 of the Sarbanes-Oxley Act of 2002.
     Based upon our testing and evaluation to date, we identified post-closing adjustments and reclassifications relating to fixed assets and accrued liabilities due to errors in our account reconciliations, and a post-closing adjustment between fourth quarter revenue and cost of sales. We have determined that the Company will have one or more internal control deficiencies that constitute a "material weakness," as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. As a result, management will be unable to conclude that the company's internal controls over financial reporting are effective as of Dec. 31, 2004. Consequently, the Company believes that its registered independent public accounting firm will be unable to attest to the effectiveness of the Company's internal controls over financial reporting as of such date.
     The Company expects to conclude its testing and evaluation of internal controls over financial reporting and management's assessment of such internal controls prior to filing the Company's annual report on Form 10-K with the Securities and Exchange Commission in mid-March 2005.

     Business Outlook

     MoSys' Interim Chief Executive Officer and Chief Financial Officer, Mark Voll and Vice President of Sales and Marketing Karen Lamar will host a conference call to further discuss the financial results and business outlook at 2:15 p.m. PT on Feb. 9, 2005.

     Fourth Quarter and FY 2004 Financial Results Web Cast/Conference Call

     The MoSys live audio web cast and conference call to discuss Q4 and FY 2004 financial results begins at 2:15 p.m. (PT) on Wednesday, Feb. 9, 2005. Investors and other interested parties may listen to the live audio web cast by visiting the investor relations section of the MoSys Web site at www.mosys.com. A replay of the conference call will be available for 48 hours beginning at 5 p.m. PT. The replay number is 1-888-286-8010 with a pass code of 11040432. A web cast replay will also be available on the company's website.

     About MoSys

     Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 80 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

     Forward-Looking Statements

     This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
     Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as the Nintendo GAMECUBE and cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
     We may also identify additional deficiencies or material weaknesses in our internal controls, or may be unable to remediate such deficiencies and weaknesses. Despite the significant expense, time, and effort being expended on our efforts to remediate our internal controls, there is no assurance that we will be able to prevent additional errors, or that we will be able to successfully remediate the significant deficiencies or material weaknesses in our internal controls. Potential consequences of a failure to remediate such significant deficiencies and material weaknesses could include, among other things: enforcement action against us by the SEC or other federal or state regulatory agency, lawsuits by private plaintiffs, adverse reaction by investors and potential investors, and harm to our reputation in the business and financial community. If any of our internal control significant deficiencies or material weaknesses are not adequately addressed, we could continue to experience accounting errors that could result in misstatements of our results of operations, restatements of our financial statements, loss of confidence in us as a company, a decline in our stock price, or otherwise adversely affect our business, reputation and results of operations.
     1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.


                 MONOLITHIC  SYSTEM TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                            Three Months Ended    Twelve Months Ended
                               December 31,           December 31,
                             2004        2003       2004      2003
                          ----------- ----------- --------- ----------
                          (unaudited) (unaudited)
Net Revenue
  Product                        $33        $334      $952     $1,904
  Licensing                      118       1,929     4,544     10,418
  Royalty                      1,069       1,088     5,325      6,911
                          ----------- ----------- --------- ----------
    Total                      1,220       3,351    10,821     19,233
                          ----------- ----------- --------- ----------

Cost of Net Revenue
  Product                         25         259       655      1,217
  Licensing                      519         426     1,613      1,970
                          ----------- ----------- --------- ----------
    Total                        544         685     2,268      3,187
                          ----------- ----------- --------- ----------
Gross Profit                     676       2,666     8,553     16,046
                          ----------- ----------- --------- ----------

Operating Expenses:
  Research and
   development                 1,724       2,087     8,052      8,593
  Selling, general and
   administrative              1,348       1,463    13,307      6,121
  Restructuring charges          585          --       585         --
  Stock-based
   compensation expense            8          38        68        459
                          ----------- ----------- --------- ----------
    Total operating
     expenses                  3,665       3,588    22,012     15,173
                          ----------- ----------- --------- ----------

  Income (loss) from
   operations                 (2,989)       (922)  (13,459)       873
  Interest and other
   income                        548         461    11,578      1,914
                          ----------- ----------- --------- ----------

  Income (loss) before
   income taxes               (2,441)       (461)   (1,881)     2,787
  Benefit (provision) for
   income taxes                   30          46       (26)      (279)
                          ----------- ----------- --------- ----------

Net Income (Loss)            $(2,411)      $(415)  $(1,907)    $2,508
                          =========== =========== ========= ==========

Net Income (Loss) Per
 Share
  Basic                       ($0.08)     ($0.01)   ($0.06)     $0.08
                          =========== =========== ========= ==========
  Diluted                     ($0.08)     ($0.01)   ($0.06)     $0.08
                          =========== =========== ========= ==========


Shares Used in Computing
 Net Income (Loss) Per
 Share
    Basic                     30,296      30,704    30,750     30,504
    Diluted                   30,296      30,704    30,750     30,998


                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                          December 31,   December 31,
                                              2004          2003
                                          ------------- --------------

Assets
Current Assets
  Cash, cash equivalents and short-term
   investments                                 $62,349        $41,365
  Accounts receivable - net                      1,125          1,027
  Unbilled contract receivable                      57          1,106
  Inventories - net                                 --            474
  Prepaid expenses and other assets              2,939          3,822
                                          ------------- --------------
    Total Current Assets                        66,470         47,794

  Long-term investments                         24,562         44,462
  Property and equipment - net                     685          1,796
  Goodwill                                      12,326         12,326
  Other Assets                                     539            514
                                          ------------- --------------
    Total Assets                              $104,582       $106,892
                                          ============= ==============


Liabilities and Stockholders' Equity:
Current Liabilities:
  Accounts payable                                $120           $116
  Accrued expenses and other liabilities         3,314          2,733
  Deferred revenue                                 501            506
  Current portion of capital lease
   obligations                                      --             13
                                          ------------- --------------
  Total Current Liabilities                      3,935          3,368

  Long term portion of restructuring
   liability                                       239             --
  Long term portion of capital lease
   obligations                                      --             13

  Common stock and additional paid in
   capital                                      98,260         99,456
  Retained earnings                              2,148          4,055
                                          ------------- --------------
Total Stockholders' Equity                     100,408        103,511
                                          ------------- --------------

  Total Liabilities and Stockholders'
   Equity                                     $104,582       $106,892
                                          ============= ==============


     CONTACT: Monolithic System Technology, Inc., Sunnyvale
              Mark Voll, 408-731-1846
              markv@mosys.com
              or
              Shelton IR
              Beverly Twing, 972-239-5119 x126
              btwing@sheltongroup.com